Exhibit 21

LIST OF SIGNIFICANT SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization

China Equity Platform Holding Group Ltd.	BVI
(Disposal on Feb 2012)

IMOT Information Technology (Shenzhen) Ltd	China
APT Paper Group Limited	Cayman Island

Shaanxi Prosperous Agriculture Co., Ltd	China